AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2008

REGISTRATION NO. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DUSKA THERAPEUTICS, INC.
 (Exact name of registrant as specified in its charter)

Nevada	86-0982792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer No.) Identification Number)

470 Nautilus Street, Suite 300
La Jolla, CA 92037
(858) 551-5700
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

2004 EQUITY INCENTIVE PLAN
(Full title of the Plan)

JAMES S. KUO
DUSKA THERAPEUTICS, INC.
470 Nautilus Street, Suite 300
La Jolla, CA 92037
(858) 551-5700
 (Name, address and telephone number of agent of services)

WITH COPIES TO:

HANK GRACIN, ESQ.
LEHMAN & EILEN LLP
20283 State Road 7, Suite 300
Boca Raton, FL 33498
(561) 237-0804
(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES BEING REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (3)
Common Stock, par value $0.001 per share under 2004 Equity Incentive Plan	6,500,000	$1,950,000	$.30	$76.64

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(1) Represents shares issuable upon exercise of options granted or available for grant under the 2004 Equity Incentive Plan of the Registrant.  Each option entitles the holder thereof to purchase one share of the Registrant’s common stock.  Pursuant to Rule 416, the amount registered hereby covers an additional number of shares of the Registrant’s common stock that may become issuable pursuant to the anti-dilution provisions of the plan.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, on the basis of the average of the high and low prices of the Registrant's common stock as reported on the NASDAQ OTC Bulletin Board on November 10, 2008.

(3)  Calculated under Section 6(b) of the Securities Act of 1933 as .0000393 of the aggregate offering price.

EXPLANATORY NOTE

Duska Therapeutics, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $0.001 per share (the “Common Stock”), which have been reserved for issuance and are issuable pursuant to the Company’s 2004 Equity Incentive Plan, as amended (hereinafter referred to as the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement:

(a)

Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended.

(b)

Registrant’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

(c)

The description of Registrant's common stock contained in the Registrant's Registration Statement on Form S-1 (Registration No. 333-148311), as amended, filed with the Commission on March 18, 2008.

All documents filed by the Registrant pursuant to Sections 13(a),13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.

DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation. The effect of these provisions is to eliminate the personal liability of directors and officers of Broadcaster to Broadcaster and its stockholders for monetary actions.

In the employment agreement that we entered into with Dr. Pelleg, we agreed to indemnify Dr. Pelleg for all claims arising out of performance of his duties as President, Chief Operating Officer and Chief Scientific Officer, other than those arising out of his breach of the agreement or his gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.

EXHIBITS

Exhibit No.	Description of Document

4.1	Registrant’s 2004 Equity Incentive Plan, as amended
5.1	Opinion of counsel re: legality of securities being registered
23.1	Consent of Stonefield Josephson
23.2	Consent of counsel (included as Exhibit 5.1)

ITEM 9.

UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

i. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ii. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego County, State of California, on the 13th day of November, 2008.

DUSKA THERAPEUTICS, INC.

By:	/s/ JAMES S. KUO
Name:	James S. Kuo
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ JAMES S. KUO	Chief Executive Officer	November 13, 2008
James S. Kuo	(Principal Executive Officer)

/s/ AMIR PELLEG, PH.D.	Director,	November 13, 2008
Amir Pelleg, Ph.D.

/s/ WAYNE LORGUS	Chief Financial Officer	November 13, 2008
Wayne Lorgus	(Principal Financial Officer)

/s/ H. DAVID COHERD	Director	November 13, 2008
H. David Coherd

/s/ STEVEN DINH	Director	November 13, 2008
Steven Dinh

/s/ SHEPARD M. GOLDBERG	Director	November 13, 2008
Shepard M. Goldberg

/s/ MANUEL P. GRAIWER	Director	November 13, 2008
Manuel P. Graiwer

/s/ PHILIP A. SOBOL	Director	November 13, 2008
Philip A. Sobol

/s/ ALAN TUCHMAN	Director	November 13, 2008
Alan Tuchman

Exhibit Index

Exhibit No.	Description of Document

4.1	Registrant’s 2004 Equity Incentive Plan, as amended (1)
5.1	Opinion of counsel re: legality of securities being registered (1)
23.1	Consent of Stonefield Josephson (1)
23.2	Consent of counsel (included as Exhibit 5.1)

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 (1) Filed herewith.